Exhibit (d)(4)

BLACKROCK KELSO CAPITAL CORPORATION

SUBSCRIPTION CERTIFICATE FOR COMMON STOCK

Each registered holder of this Subscription Certificate (a “Rights Holder”) is entitled to the number of transferable subscription rights (each, a “Right”) to subscribe for the number of shares of common stock, par value $0.001 per share (“Common Stock”), of BlackRock Kelso Capital Corporation, a Delaware corporation (the “Company”), as specified herein, on the terms and subject to the conditions set forth in the Company’s prospectus dated                     , 20             and the accompanying prospectus supplement dated                     , 20             (collectively, the “Prospectus”), which are incorporated herein by reference. Pursuant to the rights offering described in the Prospectus (the “Offering”), each stockholder owning Common Stock of the Company as of                     , 20             (such date, the “Record Date” and, such stockholder, a “Record Date Stockholder”) is entitled to receive             Right[s] for each             share[s] of Common Stock owned on the Record Date. The Company shall not issue any fractional Rights. Each Rights Holder is entitled to subscribe for share[s] of Common Stock for each Right held by such Rights Holder (the “Basic Subscription”) at the subscription price (the “Subscription Price”), to be calculated as described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on                     , 20             and ends at 5:00 p.m., New York City time, on                     , 20             , unless extended by the Company in its sole discretion (each such date, the “Expiration Date”). Set forth below is the number of Rights evidenced by this Subscription Certificate that the Rights Holder is entitled to exercise pursuant to the Basic Subscription.

[If any shares of Common Stock available for purchase in the Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (“Remaining Shares”), a Record Date Stockholder that has exercised fully its Rights pursuant to the Basic Subscription may subscribe for a number of Remaining Shares, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. In addition, any Rights Holder other than a Record Date Stockholder who exercises Rights is entitled to subscribe for any Remaining Shares that are not otherwise subscribed for by Record Date Stockholders pursuant to their over-subscription privilege, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to these over-subscription privileges as the “Over-Subscription Privilege.”]

THE RIGHTS ARE TRANSFERABLE

The Rights are transferable until the Expiration Date (or if the Offering is extended, until the extended Expiration Date). The Rights are expected to be listed for trading on The NASDAQ Global Select Market under the symbol “            ” until and including the Expiration Date (or if the Offering is extended, until the extended Expiration Date). Rights Holders who do not wish to exercise any or all of their Rights may instruct the Subscription Agent to sell any Rights they do not intend to exercise themselves through or to a Dealer Manager. Subscription Certificates representing the Rights to be sold through or to a Dealer Manager must be received by the Subscription Agent on or before                     , 20             (or, if the offer is extended,             prior to the extended Expiration Date).

Control No:

Cusip No.:

Rights Represented by this

Subscription

Certificate:

Maximum Shares Available for

Purchase

Pursuant to the Basic Subscription:

[THE OFFERING IS TERMINABLE BY THE COMPANY

The Company reserves the right to terminate the Offering prior to delivery of Common Stock.]

ESTIMATED SUBSCRIPTION PRICE

The estimated subscription price (the “Estimated Subscription Price”) is $             per share of Common Stock.

THE SUBSCRIPTION PRICE

The Subscription Price for the shares of Common Stock to be issued pursuant to the Offering shall be [insert price or formula].

METHOD OF EXERCISE OF RIGHTS

You must exercise any Rights held under this Certificate by the third business day prior to the Expiration Date of the Offering.

To exercise your Rights,             (the “Subscription Agent”), must receive, in the manner specified herein, at or before 5:00 P.M., New York City Time on the Expiration Date, either (i) a properly completed and duly executed Subscription Certificate and a money order or check or bank draft drawn on a bank or branch located in the United States and payable to “[BlackRock Kelso Capital Corporation]” for an amount equal to the number of shares of Common Stock subscribed for pursuant to the Basic Subscription [and the Over-Subscription Privilege] multiplied by the Estimated Subscription Price (the “Exercise Price”); or (ii) a Notice of Guaranteed Delivery guaranteeing delivery of (A) a properly completed and duly executed Subscription Certificate and (B) a money order or check or bank draft drawn on a bank or branch located in the United States and payable to “[BlackRock Kelso Capital Corporation]” for an amount equal to the Exercise Price. Payment must be made in U.S. dollars.

The method of delivery of this Subscription Certificate and the payment of the Estimated Subscription Price and, if required, any additional payment is at the election and risk of the Rights Holder, but if sent by mail it is recommended that the Subscription Certificate and payment be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment at least three business days prior to 5:00 p.m., New York City time, on the Expiration Date, or the date guaranteed payments are due under a Notice of Guaranteed Delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

Because Rights Holders must only pay the Estimated Subscription Price per share to exercise their Rights pursuant to the Offering and the Subscription Price may be higher or lower than the Estimated Subscription Price [(and because a Rights Holder may not receive all the shares for which they subscribe pursuant to the Over-Subscription Privilege)], Rights Holders may receive a refund or be required to pay an additional amount equal to: the difference between the Estimated Subscription Price and the Subscription Price, multiplied by the total number of shares for which they have subscribed and been issued [(including pursuant to the Over-Subscription Privilege)]. Any additional payment required from a Rights Holder must be received by the Subscription Agent within ten business days after the confirmation date in order to receive all the shares of Common Stock subscribed for. Any excess payment to be refunded by the Company to a Rights Holder shall be mailed by the Subscription Agent as promptly as practicable. No interest shall be paid on any amounts refunded.

Stock certificates shall not be issued for shares of the Company’s Common Stock offered in the Offering. Stockholders who are record owners shall have the shares they acquire credited to their account with the Company’s transfer agent. Stockholders whose Common Stock are held by a nominee shall have the shares they acquire credited to the account of such nominee holder.

A Rights Holder exercising Rights shall have no right to rescind their subscription after receipt of their payment for shares or a Notice of Guaranteed Delivery by the Subscription Agent. [Rights may be transferred in the same manner and with the same effect as with a negotiable instrument payable to specific persons, by duly completing this Subscription Certificate. Rights Holders should be aware that if they choose to exercise, assign, transfer or sell only part of their Rights, they may not receive a new Subscription Certificate in sufficient time to exercise, assign, transfer or sell the remaining Rights evidenced thereby.]

To subscribe for shares of Common Stock pursuant to the Basic Subscription, please complete line “A” and Section 1 below. [To subscribe for shares of Common Stock pursuant to the Over-Subscription Privilege, please complete lines “A” and “B” and Section 1 below.]

[If you want the Subscription Agent to attempt to sell any of your unexercised Rights, check box “D” below and complete Section 1 below. If you want a new Subscription Certificate evidencing any unexercised Rights delivered to you, check box “E” below and indicate the address to which the shares should be delivered in Section 1 below. If you want some or all of your unexercised rights transferred to a designated transferee, or to a bank or broker to sell for you, check box “F” below and complete Section 2 below.]

FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE OFFERING, PLEASE REFER TO THE PROSPECTUS, WHICH IS INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM THE INFORMATION AGENT, , TOLL-FREE AT .

A. Basic Subscription x $ = $__________ (No. of Shares) (Estimated Subscription Price)	[D. Sell any unexercised Rights 9]

[B. Over-Subscription Privilege* x $ = $__________ (No. of Shares) (Estimated Subscription Price)]	[E. Deliver a certificate representing _____ unexercised Rights to the address in Section 1]

[C.] Total Amount Enclosed = $________ [*If a Rights Holder is a Record Date Stockholder, the Over-Subscription Privilege may only be exercised if its Basic Subscription is exercised in full.]	[F. Transfer _____ Rights to the transferee designated in Section 2]

SECTION 1. TO SUBSCRIBE: I acknowledge that I have received the Prospectus for the Offering and I hereby irrevocably subscribe for the number of shares of Common Stock indicated as the total of A [and B] above upon the terms and conditions specified in the Prospectus and incorporated by reference herein. I understand and agree that I will be obligated to pay an additional amount if the Subscription Price as determined on the Expiration Date, as it may be extended, is in excess of the Estimated Subscription Price. I hereby agree that if I fail to pay in full for the shares of Common Stock for which I have subscribed, the Company may exercise any of the remedies provided for in the Prospectus.	[SECTION 2. TO TRANSFER RIGHTS (Per Line F): For value received, ________________ of the Rights represented by this Subscription Certificate are assigned to:

(Print full name of Assignee and Social Security Number)

(Print full address)

[TO SELL: If I have checked the box on line D, I authorize the sale of Rights by the Subscription Agent according to the procedures described in the Prospectus.]
(Signature(s) of Assignor(s))

The signature(s) on the Subscription Certificate must correspond with the name(s) of the registered holder(s) exactly as it appears on the Subscription Certificate without any alteration or change whatsoever. In the case of joint registered holders, each person must sign the Subscription Certificate in accordance with the foregoing. If you sign the

Subscription Certificate in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other fiduciary or representative, you must indicate the capacity in which you are signing when you sign and, if requested by the Subscription Agent in its sole and absolute discretion, you must present to the Subscription Agent satisfactory evidence of your authority to sign in that capacity.
Signature(s) of Subscriber(s) [

Address for delivery of certificate representing unexercised Rights	The signature must be guaranteed by an Eligible Guarantor Institution, as that term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, which may include: (a) a commercial bank or trust company; (b) a member firm of a domestic stock exchange; or (c) a savings bank or credit union

If permanent change of address, check here 9

Daytime telephone number ( )

________________	Signature (name of bank or firm):___________

Evening telephone number ( )	Guaranteed by (signature/title):

________________	________________________]

Email address: _________________

_________________]

Please complete all applicable information and BY FIRST CLASS MAIL ONLY: BY OVERNIGHT DELIVERY: return to:

Any questions regarding this Subscription Certificate and the Offering may be directed to the Information Agent, , toll free at .

DELIVERY OF THIS SUBSCRIPTION CERTIFICATE TO AN ADDRESS OTHER THAN AS
SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.